Exhibit 10.1

GENERAL RELEASE

STRICTLY CONFIDENTIAL

THIS LEGAL DOCUMENT IS A GENERAL RELEASE WHICH WILL SERVE TO RELEASE AND WAIVE CLAIMS AND RIGHTS YOU MAY HAVE. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AGREEMENT (“Agreement”) dated as of August 10, 2023, between Kevin Bostick (“Employee”, as hereinafter defined), residing at                    , and DHI Group, Inc. (“Employer”, as hereinafter defined), 6465 South Greenwood Plaza, Suite 400, Centennial, CO 80111.

WHEREAS, the parties are desirous of entering into an Agreement concerning the termination of Employee’s employment relationship:

NOW, THEREFORE, it is agreed as follows:

I.	Definitions

I intend all words used by this Release to have their plain meanings in ordinary English. These terms shall have the following meaning:

A.	Employee, I, Me, and My mean me, Kevin Bostick, and anyone who has/or obtains any legal rights or claims through me.

B.	Employer means Dice Inc., Dice Career Solutions, Inc., DHI Group, Inc. and any subsidiary or affiliate of DHI Group, Inc. (collectively “DHI” and/or the “Employer”); any present or past employee benefit plan sponsored by DHI and/or the officers, directors, trustees, administrators, employees, attorneys, agents and representatives of such plan; and any person who acted on behalf of, or on instruction from, DHI.

C.	“Agreement” means this General Release.

D.	My Claims means all of My rights to any relief of any kind from the Employer, including, but not limited to:

1.	all claims I have now, whether or not I now know about the claims, including without limitation all claims arising out of or relating to My past employment with the Employer, the termination of that employment or statements or actions of the Employer up to the date of execution of this Agreement or any claim of illegal or unfair treatment on any basis, including, but not limited to, tortious, contractual, quasi-contractual or promissory estoppel claims of wrongful discharge, misrepresentation, fraud, breach of contract; defamation; infliction of emotional distress; wrongful discharge; workers’ compensation retaliation; violation of the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act; Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and 1871; the Equal Pay Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Rehabilitation Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; the Americans with Disabilities Act; COBRA; the Employee Retirement Income Security Act; whistleblower protections statutes; and/or any other federal, state or local statute, law, ordinance, regulation, order, or principle of common law;

2.	all claims I have now, whether or not I know about the claims, for any type of relief from the Employer, including but not limited to, all claims for back pay, front pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages from any alleged breach of contract, any tort claim and any alleged personal injury or damage;

3.	all claims for compensation of any kind, including without limitation, bonuses, commissions, stock-based compensation or stock options, paid time, vacation pay, perquisites, relocation expenses, and expense reimbursements; and

4.	all claims for attorney’s fees, costs and interest.

However, “My Claims” does not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Agreement, or any claims for breach of this Agreement.

II.	Agreement to Release My Claims.

In exchange for the payment indicated on Exhibit A attached hereto, which includes all amounts for any alleged damages of any kind and attorney’s fees, and which is an amount substantially in excess of the amount that I would be entitled to receive under the terms of my employment with Employer; including my employment agreement, I agree to release, waive and give up all My Claims against the Employer and release, waive and give up all actions, causes of action, claims or complaints that I have against the Employer. I will not bring any lawsuits or (except as provided in Section IX) administrative claims against the Employer relating to the Claims that I have released nor will I allow any to be brought or continued on My behalf or in My name. The money and other consideration I receive pursuant to this Release is a full and fair payment for the release of My Claims and the Employer does not owe Me anything more for My Claims. I also agree, in exchange for the consideration I will receive, that I will not seek, accept or continue an employment or independent contractor or agency relationship with the Employer during the Consultancy Term. I further agree that Employer will not be obligated to process any application submitted by me or on my behalf. I agree that I will not sue or otherwise make a claim against Employer with respect to or arising in connection with any subsequent decision not to hire, engage or retain me. Those provisions will be in effect upon receipt by the Employer of this Release, signed by Me, and after the expiration of the seven (7) day revocation period. I understand that I will not receive any payments under this Release if I revoke or rescind it, and in any event, I will not receive any payments until after the seven (7) day revocation period has expired.

I further agree:

A.	I will reimburse the Employer for any cost; loss; expense, including reasonable attorney’s fees; awards or judgments resulting from My failure to perform My obligations under this Release or from any misstatement or omission I have made in this Release (provided, however, that this subsection (A) will not apply to a claim of age discrimination under the ADEA unless ordered by a court of law); and

B.	I will indemnify and hold the Employer harmless from any costs, liability or expense, including reasonable attorney’s fees, arising from the taxation, if any, of any amounts received by Me pursuant to this Release, including but not limited to any penalties or administrative expenses.

C.	I will not make any negative, critical, disparaging or derogatory remarks about the Employer or its current or former directors, officers, employees or other representatives or regarding the Employer's products or services. I will not initiate contact with any newspaper, magazine, journalist, or news media of any type for the purpose of providing information about the Employer or to encourage the writing of articles or news reports about the Employer, its products, services or current or former directors, officers, employees or other representatives.

III.	Payments, Consideration for Release.

I will receive from the Employer the payments indicated on Exhibit A attached hereto, less all applicable withholding deductions.

IV.	Additional Agreements and Understandings.

Even though the Employer will pay Me to settle and release any claims I may have, the Employer does not admit that it is legally obligated to Me and the Employer denies that it is responsible or legally obligated for any claims or that it has engaged in any improper conduct or wrongdoing against Me.

I agree that, except as may be required by law, I will not, directly or indirectly, disclose to anyone outside the Employer, any confidential or proprietary information concerning the Employer, including but not limited to confidential or proprietary information, processes or trade secrets (hereinafter referred to as “Confidential Information”). I also agree that I will not make use of any Confidential Information for My own purposes or for the benefit of anyone or any other entity other than for the employer. Notwithstanding the foregoing, I understand that nothing in this Release limits My ability to disclose or discuss, either orally or in writing, any alleged discriminatory or unfair employment practice.

I agree to return to the Employer any and all documents, materials, records, computer discs, database information, client information, sales documents, financial statements, budgets, forecasts or other items in My possession or control belonging to the Employer or containing Confidential Information relating to the Employer; to surrender to the Employer any identification or credit cards, keys, telephones, cell phones, smart phones, tablets, computers, or other equipment or other such items owned by the Employer or within My possession; and to promptly reconcile any outstanding expense accounts. By signing this Release, I represent and warrant to the Employer that I have complied with the preceding sentence.

By signing this Release, I acknowledge that I have been, at all times, an “at-will” employee of the Employer; that I have not suffered a work-related injury that I have not properly disclosed to the Employer; that I have been paid in full all wages due and owing to Me for any and all work performed for the Employer; and that I do not have knowledge of any facts that would give rise to a claim under the Family and Medical Leave Act.

I have read this Release very carefully and understand its terms. I am hereby being advised by the Employer to consult with an attorney prior to signing this Release. My decision to sign or not to sign this Release is My own voluntary decision made with full knowledge that the Employer has advised Me to consult with an attorney. In agreeing to sign this Release, I have not relied on any statements or explanation made by the Employer or its attorneys.

I am old enough to sign this Release and to be legally bound by the agreements that I am making. I represent that I have not filed for personal bankruptcy or been involved in any personal bankruptcy proceeding between the time any of My Claims may have accrued and the date of My signature below. I am legally able to receive the entire sum of money being paid to Me by the Employer in settlement of My Claims. I have not assigned or pledged any of My Claims or any portion of them to any third person. I am a resident of the State of Colorado and have executed this Release within the State of Colorado. I understand and agree that this Release contains all the agreements between the Employer and Me relating to this settlement.

V.	Twenty-one Day Period to Consider the Release.

I understand that I have twenty-one (21) days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I cannot make up My mind in that period of time, the Employer may or may not allow more time. I acknowledge that if I sign this Release before the end of the twenty-one (21) day period, it will be My personal, voluntary decision to do so.

VI.	Right to Revoke

I understand that I may revoke or cancel this Release for any reason within seven (7) calendar days after I sign it. I understand that the revocation or cancellation must be in writing and hand delivered or mailed to the Employer. If mailed, the revocation or cancellation must be:

A.	Postmarked within the seven (7) day period;

B.	Properly addressed to:

Pam Bilash

Human Resources

DHI Group, Inc.

6465 S Greenwood Plaza Blvd, Ste 400

Centennial, CO 80111

VII.	Confidentiality and Non-Disparagement

I understand that, except as required by law, the fact of this Release and the terms and conditions of this Release will be kept completely confidential and it will not be discussed, disclosed or revealed, directly or indirectly, to any person, corporation, or other entity other than to My accountant, attorney or other legal advisor and members of My immediate family. In the event that I violate this prohibition, I shall forfeit the amount of five thousand dollars ($5,000) to the Employer, and the Employer shall be entitled to collect that amount, through legal process or otherwise, from Me immediately, together with its costs and attorney’s fees. This amount shall be as liquidated damages, not a penalty. I also agree not to defame or disparage Employer or its products or services.

The Employer agrees not to defame or disparage in any way the Employee, or the contributions Employee made to Employer throughout his tenure.

VIII.	Confidentiality, Non-Disclosure, and Non-Competition Agreement Remains in Effect

I acknowledge that I have executed an Employment Agreement between Myself and the Employer, as amended by a First Amendment to Employment Agreement (collectively, the Employment Agreement) and a Confidentiality, Non-Disclosure, and Non-Compete Agreement (the “Covenant Agreement”). I understand that I will continue to be bound by the provisions of the Employment and the Covenant Agreement that survive the termination of My employment.

IX.	Permitted Communications

Notwithstanding any other provision of this Agreement, I understand that nothing in this Agreement is intended to prevent me from filing a charge with the United States Equal Opportunity Commission or other governmental agency or participating in an investigation conducted by a governmental agency, but I am waiving and releasing My right to recover any monetary or injunctive relief for Myself as a result of any such charge or investigation (except that I am not waiving or releasing My right to recover a bounty or similar reward for providing information to the Securities and Exchange Commissions). I also understand that nothing in this Agreement is intended to prevent Me from responding to a subpoena or other court order or filing suit to challenge My release of age discrimination claims under the ADEA .

X.	Arbitration

I agree that at any controversy or claim arising out of or relating to this Agreement or the alleged breach thereof shall be settled exclusively by arbitration. Judgment upon that award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be through and under the American Arbitration Association commercial arbitration rules. Reasonable attorney’s fees of the prevailing party in connection with the arbitrator, as well as the costs of the American Arbitration Association and arbitrator, shall be assessed against the non-prevailing party to the extent permitted by law. Notwithstanding the foregoing, I understand that either party may file suit in a state or federal court in or for New York City, New York for an order compelling arbitration and/or preventing irreparable harm pending arbitration.

XI.	Integration

I understand that this Agreement constitutes the entire agreement between the Parties concerning the termination of My employment relationship and that it cannot be modified in the future except in a writing signed by both the Employer and Me.

XII.	Severability

If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions never had been inserted in the Agreement.

XIII.	Choice of Law

The parties agree that this Agreement shall be governed by the laws of the State of Colorado.

XIV.	Other Liens and Claims

I represent and warrant that no Medicaid payments have been made to or on behalf of me and that no liens, claims, demands, subrogated interests, or causes of action of any nature or character exist or have been asserted arising from or related to My Claims.  I further agree that I, and not the Company, shall be responsible for satisfying all such liens, claims, demands, subrogated interests, or causes of action that may exist or have been asserted or that may in the future exist or be asserted.

XV.	Counterparts

I agree that this Agreement may be signed in counterparts.

XVI.	My Representations

I have authority to enter into this Agreement. I am legally able and entitled to receive the entire consideration being provided to me in settlement and release of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Employer. No child support orders, garnishment orders, or other orders requiring that money owed to me by Employer be paid to any other person are now in effect.

I have been fully paid for all wages, overtime, commissions, bonuses, and other compensation for time that I worked and that I earned during my employment with Employer as well as any due to me in connection with the termination of that employment.

I am solely liable for the timely reporting and timely payment of taxes due, if any, on the amounts paid by Employer to me under this Agreement.

I have not made or filed any claims, complaints, or actions of any kind against the Employer with any court of law, arbitration organization, or local, state, or federal government agency.

I have read this Agreement carefully. I understand all of its terms. In signing this Agreement, I have not relied on any statements or explanations made by the Employer except as specifically set forth in this Agreement. I am voluntarily releasing and waiving My Claims against the Company and by signing below do so. I intend this Agreement to be legally binding.

I understand and agree that none of this consideration will be submitted to Me until after My right to revoke this Release has expired.

Agreed To:		DHI Group, Inc.

By:	/s/ Kevin Bostick	By:	/s/ Pamela Bilash
Print Name: Kevin F. Bostick		Print Name: Pam Bilash
Date: August 10, 2023		Print Title: Chief Human Resources Officer
Date: August 10, 2023

EXHIBIT A

The terms presented herein are considered confidential and are not to be disclosed.

Name:	Kevin Bostick

Start Date:	December 16, 2019

Term Date:	September 1, 2023

Monthly Consultancy Fee:	$34,166.66

Consultancy Term:	4 months

Total Consultancy Fees:	$136,666.66

Transition Period:	From the Term Date through December 31, 2023 (the “Transition Period”), you shall continue to be reasonably available to the Employer, as requested by the Employer, to perform any and all duties as set forth in your Employment Agreement and shall assist in the smooth transition of your duties as reasonably requested by the Employer. As such, you will continue to receive consultancy payments in the amount of your base salary through the Transition Period. Consultancy payments will be made bi-weekly in according to the Company’s normal payroll practices and schedule. This does not prohibit you from seeking or attaining employment or consultancy with another company, subject to the terms of Section 5(a) of the Employment Agreement.

Health Benefits:	The Employer will pay the additional cost of continuing your medical and dental benefits under COBRA through September 30, 2024, provided you continue to pay the employee contribution for such benefits; notwithstanding the foregoing, the Employer’s obligation to provide such benefits shall terminate in the event you become eligible to receive similar benefits before September 30, 2024.